INTER-OFFICE CORRESPONDENCE                                   TCW


To:              To All Employees
From:            Michael Cahill
Date:            December 23, 2003
Subject:         Amendments to the Code of Ethics
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Our Code of Ethics is being amended in certain respects. These changes are being made in light of the mutual fund trading practices that have been highlighted in the press lately. Some of the events described in the press have been clear out-right abusives. Others may not have involved illegal activity but reveal the potential for abuses by insiders that may have harmed or appeared discriminatory towards mutual fund investors.

TCW has not been the subject of any of these regulatory inquiries. Nor have we discovered any illegal or improper activities in our continuing internal review of our practices and procedures. Nevertheless, we are moving proactively by taking measures to assure that trading practices of employees within TCW would be judged as exemplary and could not appear to disadvantage our mutual fund investors. Therefore, the following changes are being adopted, all of which have immediate effect except for any transition periods noted.

                         CODE OF ETHICS AMENDMENT 2003-1
                         --------------------------------

REPORTING OF MUTUAL FUND TRADES


Employees will be required to report on all trades in open-end investment companies ("mutual funds"), both in TCW Galileo Funds and in third party mutual funds. These trades have to be reported in quarterly forms and in the initial/annual holdings reports (if that applies to you). The current exemption for reporting of transactions in open-ended investment companies (mutual funds) is eliminated. In the future, there will be monitoring of trading activity in mutual funds, particularly the TCW Galileo Funds.


Employees still do not need to pre-clear transactions in mutual funds.

Exceptions to the reporting for mutual fund trades are (a) trades involving money market mutual funds and (b) pre-instructed transactions that occur automatically following the instruction "auto-trades"), such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs.

This provision takes effect for trades starting January 1, 2004 (and will be reportable commencing March 31, 2004).
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The provisions in the Code of Ethics regarding transactions in closed-end investment companies have not changed, e.g. pre-clearance and reporting are still required.

GALILEO TRADES TO BE MADE THROUGH TCW ACCOUNTS ONLY


All purchases and redemptions by employees of any TCW Galileo Funds are to be done exclusively through a "TCW Account." A "TCW Account" means (a) an account maintained at TCW through our Private Client Services Department, or (b) a direct trade in an account maintained directly with the transfer agent (PFPC) of the TCW Galileo Funds and (c) in the case of an IRA, through an IRA set up through Private Client Services for which Mellon, as our back office provider, is the custodian.

     EXCEPTIONS

o        Money Market Funds (these can be kept outside of a TCW Account).

o Redemptions (but not purchases) of Galileo Funds out of existing third party accounts currently held, but only if those accounts are direct (as opposed to omnibus) accounts. Direct accounts are those that specifically identify the beneficial owner with the Galileo Funds' transfer agent. An omnibus account is one where the broker holds the shares in its name (or of a depository), not yours. Consult your broker to determine if your account is omnibus or direct. If you hold Galileo Fund shares through an omnibus account, those holdings must be moved to a TCW Account. Note, third party accounts are currently supposed to be reported in your annual certification regarding accounts. In addition, you are now required to report these redemptions on your quarterly reports, as noted above.

RESTRICTIONS ON GALILEO FUND TRADING


The TCW Galileo Funds are not to be used as short-term trading vehicles. It is particularly important that employees' trading be in harmony with this principle. In order to assure that excessive trading does not occur, the following will apply:


o No more than four "roundtrip" trades may be made in a calendar year. A "roundtrip" trade is any purchase followed by a redemption in any single Galileo Mutual Fund. This in effect means that LIFO (last in, first out) applies for matching purposes. Also, the dollar amount of the purchase and the redemption need not match or even correlate to one another for there to be a roundtrip trade.

         Example: An employee contributes $500 to the TCW Galileo Select Equities Fund in each of January, February, March, April and May. The employee redeems $200 in June. A roundtrip is considered to have occurred in June since that trade is matched against the May trade. The fact that they are different in amount does not matter. Therefore, one roundtrip has been utilized.
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         Example:   The employee in the last example then redeems $200 in July.
                    This is not counted as another "roundtrip," since it does not follow a purchase, but follows a prior redemption.

o No redemption of a TCW Galileo Fund share can occur:
             o within fifteen (15) days of the purchase of a share in that Galileo Mutual Fund for all employees, except Investment Personnel who manage or otherwise provide advice for a mutual fund ("Mutual Fund Investment Personnel").
             o within sixty (60) days of the purchase of a share in that Galileo Mutual Fund for all Mutual Fund Investment Personnel (portfolio managers, securites traders and securities analysts).

In other words, for TCW employees, there will in effect be a fifteen day blackout (or sixty days in the case of Mutual Fund Investment Personnel) on any sale following any purchase in any given TCW Galileo Fund. Note that the sixty day blackout for Mutual Fund Investment Personnel applies to trading in any Galileo Fund, not just ones they manage. For Mutual Fund Investment Personnel, the sixty day period applicable to mutual fund trading is an extension of the current sixty day blackout on trades by them in non-mutual fund securities.

         Example: If an employee (who is not Investment Personnel) purchases shares in TCW Galileo Select Equities Fund on December 29, 2003, the employee will be prohibited from selling any shares in the TCW Galileo Select Equities Fund until January 13, 2004. This is true regardless of the amount of the sale as compared to the amount of the purchase in the Fund.

     EXCEPTIONS

o        Money Market Funds (there are no trading limitations applicable).
o Auto Trades- are not counted as a purchase or sale for the purpose of determining whether a round trip transaction has occurred.


Limited exceptions may be granted from any of the foregoing new policies in cases involving unusual circumstances or hardship upon the approval of General Counsel or the Chief Compliance Officer.

Violations of any of these new personal securities trading rules are subject to the same penalties and sanctions set out in our Code of Ethics. These include, among other things, the possible disgorgement of any profits resulting from a trade in violation of these policies.




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WHO IS COVERED?

These changes apply to all "Covered Persons" as defined in TCW's Code of Ethics, and reference to "employees" should be construed as such. Also note that it applies to any mutual fund shares in which you have a "beneficial interest" as defined in TCW's Code of Ethics (e.g. picks up spouses, relatives in the house, accounts over which you exert control or in which you have the economic interest).

ANNUAL COMPLIANCE CERTIFICATE

In the Annual Compliance Certificate for 2003, that is due by the end of January 2004, where you normally list your brokerage accounts, you will be asked to identify any accounts with third parties since January 1, 2000 in which you held any TCW Galileo Funds. This will assist us in our continued review of employee trading activities in the TCW Galileo Funds.

401(K) PLAN CHANGES

For Mutual Fund Investment Personnel, the sixty day blackout referred to above will also apply to exchanges in your account with the TCW Profit Sharing and Savings Plan. This means only one reallocation is allowed in the TCW Profit Sharing and Savings Plan within a sixty day period. To that extent, this memo is a modification as to such persons of my prior memo on the TCW Profit Sharing and Savings Plan changes. Otherwise the prior memo applies.

For those other than Mutual Fund Investment Personnel, none of the above applies to trading in your TCW Profit Sharing and Savings Plan account. Those trades are governed by different rules. You have received a prior memo on those changes.


If you have any questions, please feel free to call either me (213-244-0648) or Hilary Lord at (213-244-0195).
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